Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of Web.com Group, Inc. of our reports dated March 13, 2012, with respect to the consolidated financial statements of Web.com Group, Inc. and the effectiveness of internal control over financial reporting of Web.com Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Certified Public Accountants

Orlando, Florida

January 29, 2013